EXHIBIT 4.3








                     ANB CORPORATION 1995 STOCK OPTION PLAN






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                     ANB CORPORATION 1995 STOCK OPTION PLAN

1. Purpose. The purpose of the ANB Corporation 1995 Stock Option Plan (the "Plan") is to provide to certain key employees of ANB Corporation (the "Corporation") and its majority-owned and wholly-owned Subsidiaries (individually a "Subsidiary" and collectively the "Subsidiaries"), who are materially responsible for the management or operation of the business of the Corporation or a Subsidiary, an opportunity to acquire common voting stock of the Corporation ("Common Stock"), thereby encouraging key employees' ownership in the Corporation, providing a long-term incentive for key employees to enhance shareholder value and encouraging key employees to make a career commitment to the Corporation. The Plan provides for the granting of (i) incentive stock options ("ISOs") and (ii) nonqualified stock options ("NSO's").

2. Administration of the Plan. The Plan shall be administered, construed and interpreted by the Compensation Committee of the Board of Directors (the "Committee"), (consisting of at least three (3) members of the Board of Directors) who shall be designated from time to time by the Board of Directors of the Corporation. If a member of the Committee, for any reason, shall cease to serve, the vacancy may be filled by the Board of Directors. Any member of the Committee may be removed, at any time, with or without cause, by the Board of Directors. No member of the Committee shall be eligible, at any time when he is such a member or within one (1) year prior to his appointment to the Committee, to be granted an option under the Plan. The decision of a majority of the members of the Committee shall constitute the decision of the Committee, and the Committee may act either at a meeting at which a majority of the members of the Committee is present or by a written consent signed by all members of the Committee. The Committee shall have the sole, final and conclusive authority to determine, consistent with and subject to the provisions of the Plan, the following:

          (a) The individuals (the "Optionees") to whom ISOs and NSO'S or successive options shall be granted under the Plan;

          (b)  The options which shall constitute ISOs and NSOs;

          (c)  The time or times when options shall be granted hereunder;

          (d) The number of shares of stock of the Corporation to be covered under each option;

          (e)  The option price to be paid upon the exercise of each option;

          (f)  The period within which each option may be exercised; and

          (g) The terms and conditions of the respective option agreements by which options granted shall be evidenced.

Each option granted under the Plan shall be evidenced by a written stock option agreement which contains terms and conditions established by the Committee consistent with the provisions of the Plan, including such terms as the Committee shall deem advisable in order that each ISO shall constitute an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Code").


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The Committee shall also have authority to prescribe, amend or rescind rules and regulations relating to the Plan, and to make all other determinations and interpretations necessary or advisable in the administration of the Plan. The Committee's determinations and interpretations shall be final and conclusive.

3. Eligibility. Options may be granted only to officers (including officers who are members of the Board of Directors) and other key employees of the Corporation or of a Subsidiary who, in the opinion of the Committee, are from time to time materially responsible for the management or operation of the business of the Corporation or of a Subsidiary. Subject to the provisions of
Section 4, an individual who has been granted an option under the Plan, if he is otherwise eligible, may be granted an additional option or options if the Committee shall so determine.

4. Stock Subject to the Plan. There shall be reserved for issuance upon the exercise of options granted under the Plan, One Hundred Fifty Thousand (150,000) shares of Common Stock, without par value, of the Corporation, which may be authorized but unissued shares or treasury shares of the Corporation. Subject to the provisions Section 11, the shares for which options may be granted under the Plan shall not exceed that number. If any option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares subject thereto shall (unless the Plan shall have terminated) become available for the grant of other options under the Plan.

5. Terms of Option. The stock option agreement between the Corporation and the officer or key employee to whom the grant is made ("Optionee") shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent therewith as the Committee shall deem appropriate in each case:

          (a) Option Price. The price to be paid for each share of Common Stock upon the exercise of each option shall not be less than the Fair Market Value of such stock determined on the date the option is granted. For all purposes of the Plan, the term "Fair Market Value" shall be the mean between the reported closing bid and asked prices for the shares of Common Stock as quoted by the North American Securities Dealers Automated Quotation System ("NASDAQ"). If the Common Stock is not quoted by NASDAQ, its Fair Market Value shall be determined by the Committee based upon the quotations of the entities which make a market in the Corporation's Common Stock and such other factors as the Committee shall deem appropriate. Provided, however, as to each Optionee who, at the time an ISO is granted, owns, within the meaning of Section 425(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or any Subsidiary ("Shareholder-Employee"), the purchase price per share of Common Stock shall be not less than one hundred ten percent (110%) of the Fair Market Value of the stock on the date on which the option is granted.

          (b) Period for Exercise of Option. An option shall not be exercisable after the expiration of such period as shall be fixed by the Committee at the time such option is granted, but such period in no event shall exceed ten (10) years from the date on which such option is granted. Provided, however, the option period with respect to any ISO granted to a Shareholder-Employee, as defined in Section 5(a), shall not exceed five (5) years.


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          (c)  Exercise of Options. Except as otherwise provided herein, each
               Optionee must remain in the employ of the Corporation or of a Subsidiary for one (1) year from the date the option is granted before he/she can exercise any part thereof. However, an Optionee's right to exercise an option shall not be lost because he/she is subsequently transferred to the employ of a Subsidiary or the Corporation. After such one (1) year period, options will be exercisable as provided herein. Each option will be divided into four (4) installments with each installment to be approximately equal in size. The first installment shall not be exercisable until after one (1) year from the date the option is granted, and each succeeding installment shall not be exercisable until one (1) year from the date that the prior installment became exercisable. When the right to exercise any installment accrues, the shares of Common Stock included in that installment may be purchased at that time or from time to time thereafter during the term of the option. Provided, however, an option, unless it has earlier expired and subject to the provisions hereof and to any provisions in the option agreement, may be exercised (1) immediately upon or at any time after the attainment by the Optionee of Normal Retirement Age or (2) upon the occurrence of such special circumstance or event or at such earlier times as the Committee may determine, either at or subsequent to the time of grant. For purposes of the Plan, Normal Retirement Age shall be age sixty-five (65).

               (i) Notwithstanding the Provisions for the exercise of an option in installments set forth above, an option (as to all shares of Common Stock remaining subject to the option) shall be exercisable early at any time during the thirty (30) day period immediately following the day on which a Change in Control of the Corporation occurs.

               (ii) The option price of each share of Common Stock purchased upon the exercise of an option shall be paid in full in cash at the time of such exercise. Provided, however, an Optionee may, with the approval of the Committee, exercise his/her option in whole or in part by tendering to the Corporation whole shares of Common Stock without par value, owned by him/her or any combination of whole shares of Common Stock and cash, which have a Fair Market Value equal to the cash exercise price of the shares with respect to which the option is being exercised.

               (iii) An option may be exercised only by written notice to the
                    Corporation, mailed to the attention of its Treasurer, signed by the Optionee (or such other person or persons as shall demonstrate to the Corporation his/her or their right to exercise the option), specifying the number of shares with respect to which it is being exercised and accompanied by payment of the option price for such shares. Subject to the provisions of Sections 7 and 8, the certificate or certificates for the shares as to which the option is exercised shall be registered in the name of the person or persons who exercised the option and shall be delivered to or upon the order of such person or persons, as soon as practicable after such written notice is received by the Corporation. An Optionee shall not have any rights of a shareholder in respect to the shares of stock subject to an option until such shares are actually issued.


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               (iv) If an Optionee's employment with the Corporation or a
                    Subsidiary terminates for any reason other than cause as defined in Section 5(c)(vii), retirement on or after the Optionee attains Normal Retirement Age while still employed or due to the death of the Optionee, he/she may, but only within the thirty (30) day period immediately following such termination of employment and in no event later than the expiration date specified in the option agreement, exercise his/her option to the extent that he/she was otherwise entitled to exercise the option at the date of such termination of employment. For purposes of the Plan, Normal Retirement Age shall be age sixty-five (65). The transfer of an employee to the employ of the Corporation or to the employ of a Subsidiary shall not be deemed a termination of employment for purposes of the Plan.

               (v) If an Optionee's employment with the Corporation or any Subsidiary terminates due to retirement on or after the Optionee attains Normal Retirement Age, he/she may, but only within the twelve (12) month period immediately following retirement and in no event later than the expiration date specified in the stock option agreement, exercise his/her option to the extent that he/she was entitled to exercise it at the date of such termination. Provided, however, no such option may be exercised later than the expiration date specified in the option agreement. Notwithstanding the foregoing, in the case of an ISO, such option shall be exercisable as an ISO only during the three (3) month period immediately following the Optionee's retirement and in no event later than the date specified in the stock option agreement. During the remainder of such twelve (12) month period, the option may be exercised as an NSO.

               (vi) If an Optionee dies (whether prior to or after termination of employment) while he/she is entitled to exercise an option, such option may, to the extent that the Optionee was entitled to exercise on the date of his/her death, be exercised during the twelve (12) month period immediately following the Optionee's death, by the person or persons to whom his/her rights to such option shall pass by his/her will or by the applicable laws of descent and distribution. Provided, however, no such option may be exercised later than the expiration date specified in the option agreement. Notwithstanding the foregoing, in the case of an ISO, such option shall be exercisable as an ISO only during the three
                    (3) month period immediately following the Optionee's death and in no event later than the date specified in the stock option agreement. During the remainder of such twelve (12) month period, the option may be exercised as an NSO.

               (vii) If an optionee's employment is terminated for cause, no previously unexercised option granted hereunder may be exercised. Rather, all unexercised options shall terminate effective on the date the Optionee receives notice of his/her termination for cause. As used in this Plan, "for cause" shall be defined as follows: (A) the willful and continued failure of an Optionee to perform his/her required duties as an officer or key employee of the Corporation or any Subsidiary, (B) action by an Optionee involving willful misfeasance or gross negligence, (C) the requirement or direction of a federal or state regulatory agency having jurisdiction over the Corporation or any Subsidiary to terminate

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                    the employment of an Optionee, (D) conviction of an Optionee of the commission of any criminal offense involving dishonesty or breach of trust, or (E) any intentional breach by an optionee of a material term, condition or covenant of any agreement of employment, termination or severance or any other agreement between the Optionee and the Corporation or any Subsidiary.

               (viii) No option may be exercised in whole or in part until the plan has been approved by the Board and the shareholders of the Corporation.

               (ix) Nothing contained in the Plan nor in any option agreement executed pursuant to the Plan shall confer upon the Optionee any right to continued employment by the Corporation or a Subsidiary or limit in any way the right of the Corporation or a Subsidiary to terminate his/her employment, with or without cause, at any time.

6. Nontransferability of Option. An option may not be transferred by an Optionee other than by will or the laws of descent and distribution, and during the lifetime of the Optionee shall be exercisable (to the extent exercisable) only by him/her. No option or any rights or privileges pertaining thereto shall be transferred, assigned, pledged or hypothecated by him/her in any way, whether by operation of law or otherwise and shall not be subject to execution, attachment, or similar process.

7. Investment Representations. Unless the shares subject to an option are registered under the applicable federal and state securities laws, each Optionee, by accepting an option, shall be deemed to agree for himself/herself and his/her legal representatives that any option granted to him/her and any and all shares of Common Stock purchased upon the exercise of the option shall be acquired for investment and not with a view to, or for the sale in connection with, any distribution thereof, and each notice of the exercise of any portion of an option shall be accompanied by a representation in writing, signed by the Optionee or his legal representatives, as the case may be, that the shares of Common Stock are being acquired in good faith for investment and not with a view to, or for sale in connection with, any distribution thereof (except in case of the Optionee's legal representatives for distribution, but not for sale, to his/her legal heirs, legatees and other testamentary beneficiaries). Any shares issued pursuant to an exercise of an option shall bear a legend evidencing such representations and restrictions.

8. Issuance of Shares and Compliance with Securities Act. The Corporation may postpone the issuance and delivery of shares of Common Stock upon the exercise of any option hereunder until (a) the admission of such shares to listing on any stock exchange on which shares of the Corporation of the same class are then listed and (b) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation as the Corporation shall determine to be necessary or advisable. Any person exercising an option hereunder shall make such representation and furnish such information as may, in the opinion of counsel for the Corporation, be appropriate to permit the Corporation, in lieu of the then existence or non-existence of an effective registration statement with respect to such shares under the Securities Act of 1933, as amended, to issue the shares in compliance with the provision of that or any comparable act.


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9. Income and Employment Tax Withholding.

     (a) With respect to Common Stock to be issued pursuant to the exercise of an NSO, the Committee, may, in its discretion and subject to such rules as it may adopt, permit the Optionee to elect to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the exercise of the NSO by having the Corporation retain shares of Common Stock which would otherwise be issued in connection with the exercise of the NSO or accept delivery from the Optionee of shares of Common Stock having a Fair Market Value equal to the amount of the withholding tax to be satisfied by such retention or delivery.

     (b) With respect to shares of Common Stock to be issued pursuant to the exercise of any ISO, the Committee may, in its discretion and subject to such rules as it may adopt, permit the Optionee to elect to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the disqualifying disposition of such shares under Section 422(a)(1) of the Code by having the Corporation accept delivery from the Optionee of shares of Common Stock having a Fair Market Value equal to the amount of the withholding tax to be satisfied by such delivery.

10. Dollar Limitation on Exercisability of ISO's. The aggregate Fair Market Value (determined at the time of grant of ISOs) of the stock with respect to which ISOs are exercisable for the first time by an eligible employee during any calendar year (under all Plans which provide for the grant of ISOs of the Corporation or any Subsidiary) shall not exceed One Hundred Thousand Dollars ($100,000).

11. Changes in Stock.

     (a) Adjustment of Shares. In the event of any change in the Common Stock of the Corporation through stock splits, stock dividends, split-ups, recapitalizations, reclassifications, conversions, or otherwise, or in the event that other stock shall be converted into or substituted for the present Common Stock as the result of any merger, consolidation, reorganization, or similar transaction which results in a Change in Control of the Corporation, then the Committee shall make appropriate adjustment or substitution in the aggregate number, price and kind of shares available under the Plan and in the number, price and kind of shares covered under any options granted or to be granted under the Plan. Specifically, the number of shares subject to options granted and to be granted and the purchase price per share upon the exercise of the option shall be correspondingly adjusted, so that, by virtue of such change in the Common Stock of the Corporation, each Optionee shall have the right to purchase (i) that number of shares of common stock hereunder which have a Fair Market Value, as of the date of such change in the Common Stock, equal to the Fair Market Value of the shares of Common Stock of the Corporation theretofore subject to his/her option, and (ii) for a purchase price per share which, when multiplied by the number of shares of common stock after such change in the Common Stock of the Corporation which were subject to the option, shall equal the aggregate exercise price at which the Optionee could have acquired all of the shares of Common Stock theretofore optioned to the Optionee. The Committee's determination in this respect shall be final and conclusive. Provided, however, that the Corporation shall not, and shall not permit its Subsidiaries to, recommend, facilitate, or

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          agree or consent to a transaction or series of transactions which would result in a Change of Control of the Corporation unless and until the person or persons or entity or entities acquiring or succeeding to the assets or capital stock of the Corporation or any of its Subsidiaries as a result of such transaction or transactions agrees to be bound by the terms of the Plan insofar as it pertains to options theretofore granted but unexercised and agrees to assume and perform the obligations of the Corporation hereunder. Notwithstanding the foregoing provisions of this subsection (a), no adjustment shall be made which would operate to reduce the option price of any ISO below the Fair Market Value of the stock (determined at the time the option was granted) which is subject to an ISO.

     (b) Conversion of Shares. In the event of a Change in Control of the Corporation pursuant to which another person or entity acquires control of the Corporation (such other person or entity being the "successor"), the kind of shares of Common Stock which shall be subject to the Plan and to each outstanding option, shall, automatically by virtue of such Change in Control of the Corporation, be converted into and replaced by shares of common stock, or such other class of securities having rights and preferences no less favorable than common stock of the successor, and the number of shares subject to the option and the purchase price per share upon exercise of the option shall be correspondingly adjusted, so that, by virtue of such Change in Control of the Corporation, each Optionee shall have the right to purchase (i) that number of shares of common stock of the successor which have a Fair Market Value equal, as of the date of such Change in Control of the Corporation, to the Fair Market Value, as of the date of such Change in Control, of the shares of Common Stock of the Corporation theretofore subject to his/her option, and (ii) for a purchase price per share which, when multiplied by the number of shares of common stock of the successor subject to the option, shall equal the aggregate exercise price at which the Optionee could have acquired all of the shares of Common Stock theretofore optioned to the Optionee. Notwithstanding the foregoing provisions of this subsection
          (b), no adjustment shall be made which would operate to reduce the option price of any ISO below the Fair Market Value of the stock (determined at the time the option was granted) which is subject to an ISO.

12. Amendment.

     (a) Authority to Amend. The Board of Directors (except as otherwise required by applicable law, rule or regulations, including without any limitation any shareholder approval of the safe harbor rule promulgated under the Securities Exchange Act of 1933) may at any time without the approval of the shareholders of the Corporation, amend, suspend or discontinue the Plan at any time and, with the consent of the Optionee, the terms and provisions of his option.

     (b) Limitations on Amendments. Notwithstanding the provisions of subsection (a), the Board of Directors may not, without the approval of the shareholders of the Corporation, make any alteration which would: (i) increase the aggregate number of shares subject to options under the Plan, except as provided in Section 11; (ii) decrease the minimum option price, except as provided in Section 11; (iii) permit any member of the Committee to become eligible to receive the grant of an option under the Plan; (iv) withdraw

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          administration of the Plan from the Committee or the Board of
          Directors; (v) extend the term of the Plan or the maximum period during which any option may be exercised; (vi) change the manner of determining the option price; (vii) change the class of individuals eligible to receive the grant of an option under the Plan; or (viii) without the consent of the holder of an option, alter or impair any option previously granted under the Plan. No amendment to the Plan, may, without the consent of the Optionees, make any changes in any outstanding options theretofore granted under the Plan which would adversely affect the rights of such Optionees.

13. Termination. The Board of Directors may terminate the Plan at any time and no options shall be granted thereafter. Such termination, however, shall not affect the validity of any option theretofore granted under the Plan. In any event, subject to the five (5) year option period requirements contained in
Section 5(b), no option may be granted under the Plan after the date which is ten (10) years from the date the Board of Directors adopts the Plan.

14. Successors. This Plan shall be binding upon the successors and assigns of the Corporation.

15. Governing Law. The terms of any options granted hereunder and the rights and obligations hereunder of the Corporation, the Optionees and their successors in interest shall, except to the extent governed by federal law, be governed by Indiana law.

16. Government and Other Regulations. The obligations of the Corporation to issue or transfer and deliver shares under options granted under the Plan shall be subject to compliance with all applicable laws, governmental rules and regulations, and administrative action.

17. Limitation of Liability. No member of the Board of Directors or any Subsidiary and no officers or employees of the Corporation shall be personally liable for any action, omission, or determination made in good faith in connection with the Plan.

18. No Guarantee of Employment. Nothing contained in the Plan or in any stock option agreement executed pursuant to the Plan shall confer upon the Optionee any right to continued employment by the Corporation or a Subsidiary or limit in any way the right of the Corporation or Subsidiary to terminate his/her employment, with or without cause, at any time.

19. Definitions.

     (a) The term "Board" or "Board of Directors" used herein shall mean the Board of Directors of the Corporation, unless the context clearly requires otherwise, and to the extent that any powers and discretion vested in the Board of Directors are delegated to any Committee of the Board, the term "Board" or "Board of Directors" shall also mean such Committee.

     (b) The term "Subsidiary" or "Subsidiaries" used herein shall mean any banking institution or other corporation more than fifty percent (50%) of whose total combined voting stock of all classes is held by the Corporation or by another corporation qualifying as a Subsidiary within this definition.


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     (c)  The term "Change in Control of the Corporation" used herein shall mean
          (i) any merger, consolidation or similar transaction which involves the Corporation or any Subsidiary and in which persons who are the shareholders of the Corporation immediately prior to such transaction own, immediately after such transaction, shares of the surviving or combined entity which possess voting rights equal to or less than fifty percent (50%) of the voting rights of all shareholders of such entity, determined on a fully diluted basis; (ii) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the consolidated assets of the Corporation; (iii) any tender, exchange, sale or other disposition (other than dispositions of the stock of the Corporation or any Subsidiary in connection with bankruptcy, insolvency, foreclosure, receivership or other similar transactions) or purchases (other than purchases by the Corporation or any corporation- sponsored employee benefit plan, or purchases by members of the Board of Directors or any Subsidiary) of shares which represent more than twenty-five percent (25%) of the voting power of the Corporation or any Subsidiary; (iv) during any period of two (2) consecutive years during the term of the Plan specified in Section 20, individuals who at the date of the adoption of the Plan constitute the Board of Directors cease for any reason to constitute at least a majority thereof, unless the election of each director at the beginning of such period has been approved by directors representing at least a majority of the directors then in office who were directors on the date of the adoption of the Plan; (v) a majority of the Board of Directors recommends the acceptance of or accept any agreement , contract, offer or other arrangement providing for, or any series of transactions resulting in, any of the transactions described above.

20. Effective Date and Term of the Plan. The Plan shall become effective only upon approval by the Board of Directors and shareholders of the Corporation, and no options shall be granted under the Plan after December 31, 2004.

                                            ANB CORPORATION


                                            By: /s/ JAMES R. SCHRECONGOST
                                               --------------------------------
                                               James R. Schrecongost, President

ATTEST: [SEAL]


By: /s/ JAMES W. CONVY
   -------------------
      Secretary


APPROVED BY THE SHAREHOLDERS OF THE CORPORATION ON April 19, 1995.


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